Exhibit 99.1

Coeur d’Alene Mines Corporation 505 Front Avenue, P.O. Box I Coeur d’Alene, ID 83816-0316 Telephone 208.667.3511 Facsimile 208.667.2213

Press Release

COEUR ANNOUNCES PUBLIC OFFERING

COEUR D’ALENE, Idaho – September 4, 2003 – Coeur d’Alene Mines Corporation (NYSE:CDE) announced today that it will be filing a preliminary prospectus supplement with the Securities and Exchange Commission relating to a proposed public offering of 20,635,000 shares of its common stock. Coeur has also granted the underwriters a 30-day option to purchase up to an additional 3,095,250 shares of common stock at the public offering price to cover over allotments, if any.

The offering is being managed by CIBC World Markets. A copy of the prospectus related to the offering can be obtained, when available, from CIBC World Markets by e-mail: useprospectus@us.cibc.com or fax: 212-667-6136.

The net proceeds will be used for exploration and development activities, debt reduction, acquisitions, and general corporate purposes.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such a state.

Contact:	Tony Ebersole
Director of Investor Relations
208-665-0335